EXHIBIT 99.1

Hub Group Announces Retirement of Terri Pizzuto as Chief Financial Officer and Appointments of Geoff DeMartino as Chief Financial Officer and Kevin Beth as Chief Accounting Officer

OAK BROOK, Ill., April 23, 2020 (GLOBE NEWSWIRE) -- Hub Group (NASDAQ: HUBG) announced that Terri Pizzuto, Executive Vice President, Chief Financial Officer and Treasurer, has decided to retire effective June 30, 2020.

Pizzuto joined Hub Group in 2002 and assumed her current role in 2007. During her tenure, she led the company’s finance and accounting functions, supporting the business as it grew from $1 billion in revenue to nearly $4 billion today.  She has provided solid leadership as a key member of the executive team and has helped to distinguish Hub Group with the investment community.  Pizzuto will remain an employee of the company until June 30, 2021 to assist with the transition of her duties.

“On behalf of the Board of Directors and the management team, I want to thank Terri for her passion and dedication to Hub Group,” said David Yeager, Chairman and CEO. “Terri’s mastery of our financial strategy, her relationships with investors and analysts, and her vision will be greatly missed.”

Hub Group also announced that Pizzuto will be succeeded by Geoff DeMartino as Executive Vice President and Chief Financial Officer, and Kevin Beth as Executive Vice President and Chief Accounting Officer.  Both appointments will be effective as of July 1, 2020.

DeMartino joined Hub Group in 2016 as Vice President, Corporate Development and Strategy, and has led the acquisitions of Estenson Logistics and CaseStack and the divestiture of Mode Transportation.  He has also been responsible for financial planning, investor relations and debt financing activities.  Prior to joining Hub, DeMartino spent over 15 years in a variety of financial roles including corporate development and investment banking.

Kevin Beth joined Hub Group in 2003 as Corporate Controller and has served as Controller and Assistant Treasurer since 2007.  He has been instrumental in leading the accounting organization through the integration of acquisitions, divestitures and the implementation of new accounting standards.  He has also been responsible for the transformation of Hub Group’s financial systems.  Beth is a Certified Public Accountant and held various auditing and corporate accounting positions prior to joining Hub Group.

“It has been an honor to be a part of this leadership team and to help drive the tremendous growth and diversification of Hub Group,” said Pizzuto, “I have worked with Geoff and Kevin for many years and am confident they will provide excellent leadership, positioning Hub Group for continued success in the future. I am incredibly thankful for the opportunity to work for this great company, management team and especially the Yeager family.”

About Hub Group
Hub Group is a world-class supply chain solutions provider that offers multi-modal transportation services throughout North America, including intermodal, truck brokerage, dedicated and logistics services. As a publicly traded company with approximately $4 billion in revenue, Hub Group’s organization of over 4,800 employees delivers innovative, customer-focused solutions and industry leading service to help customers better control supply chains and their costs. For more information, visit hubgroup.com.

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